Exhibit 10.1
Cleveland BioLabs, Inc.
2012 Executive Compensation Plan

Set forth below is the 2012 Executive Compensation Plan (the “Plan”) of Cleveland BioLabs, Inc. (the “Company”).  The Plan provides an opportunity for the Company’s executive officers of the Company to receive cash and equity bonus awards based on the annual performance of the Company.  The Company’s annual executive compensation plan has been created by the Compensation Committee to motivate and encourage the executive officers of the Company to fulfill the goals and objectives of the Company’s strategic plan.

GOALS

The payment of awards under the Plan will be based on the achievement of the following goals during the 2012 fiscal year:

1. Scientific and business goals: The degree to which the Company’s goals in respect of the advancement of the CBLB502 biodefense program, the CBLB502 medical program and the CBLC137 program in the United States are achieved during the 2012 fiscal year will represent 35% of the performance factor used in the incentive compensation calculation (as discussed below):

2. Performance of the Company’s common stock:  The performance of the Company’s common stock during the 2012 fiscal year will represent 20% of the performance factor used in the incentive compensation calculation.

3. Financial performance of the Company: The financial performance of the Company during the 2012 fiscal year, as measured by the degree to which the Company has met its budget and the amount of available cash on hand at the end of the fiscal year, will represent 20% of the performance factor used in the incentive compensation calculation.

4. Personal Goals: The establishment of and satisfactory of executive employee’s personal goals will represent 25% of the performance factor used in the incentive compensation calculation.

PAYMENT

Based on the achievement of the goals set forth above, the payment of the incentive compensation for the executive officers/senior employees of the Company will be calculated as set forth below.  The target, threshold and maximum percentages have been determined by the Company’s Compensation Committee to reflect the current goals and objectives for the plan year as well as the financial condition of the Company.

1. Cash Bonuses.  The annual cash bonus for each executive officer is determined based on a percentage of such executive officer’s base salary. The target cash bonus for 2012 is set at 30% of base salary, with a threshold of 15% of base salary and a maximum of 60% of base salary, except for Dr. Gudkov, whose percentages shall be doubled to reflect the lesser amount paid as a consultant. If the executive officers would be entitled to a bonus amount that is less than the threshold amount (based on the formula set forth below), the executive officers will not receive any cash bonuses. If the executive officers are eligible for more than the threshold amount, they will be entitled to a bonus based on the following formula:

Base Salary	X	Bonus Target	X	Performance Factor	=	Annual Cash Bonus Amount
		(expressed as a percentage of base salary)		(based on the performance of the executive officers over the past year based on the evaluation factors)

2.  Equity Bonuses. This element of compensation is governed by the Cleveland BioLabs, Inc. Equity Incentive Plan, as amended (“Equity Plan”).  The Equity Plan is administered by the Company’s Compensation Committee, which reviews executive management’s recommendations concerning persons to be granted stock options, and determines the number of stock options to be granted to each such person, and the terms and conditions of any stock options as permitted under the Equity Plan.  The exercise price of stock options is set per Cleveland BioLabs, Inc.  Guidelines for Equity Awards and has been at a price not less than the Fair Market Value of a share on the grant date.

The target stock option bonus for executive officers is set at 125,000 stock options, with a threshold of 50,000 stock options and maximum of 250,000 stock options.  If the executive officers would be entitled to a stock option grant that is less than the threshold amount (based on the formula set forth below), the executive officers will not receive any stock option grants as a bonus.  If the executive officers are eligible for more than the threshold amount, they will be entitled to a stock option bonus based on the following formula:

Target Option Amount	X	Performance Factor	=	Annual Stock Option Grant Amount
(as determined by the Compensation Committee)		(based on the performance of the executive officers/senior employees over the past year based on the evaluation factors)

Notwithstanding the foregoing, at the Compensation Committee’s discretion, and subject to approval of the Board of Directors, the Performance Factor may be increased or decreased to recognize significant events that occurred during 2012 that were not contemplated by the original goals.  The Performance Factor may be adjusted either on an individual basis, or for all executive officers as a group.